HALE AND DORR LLP
                               Counsellors At Law
                              650 College Road East
                           Princeton, New Jersey 08540

                                                                January 28, 2003

Via EDGAR
---------

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention:  Filing Desk

Re:      CollaGenex Pharmaceuticals, Inc. - Registration Statement on Form S-3

Dear Sir or Madam:

     On behalf of CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), we are hereby filing a Registration Statement on Form S-3, together with exhibits (the "Registration Statement"), relating to an aggregate of 87,636 shares of Common Stock of the Company to be offered and sold by certain stockholders of the Company pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The registration fee in the amount of $80.06 calculated in accordance with Rule 457 of the Securities Act has been deposited by the Company in account number 9108739 with Mellon Bank in Pittsburgh, Pennsylvania.

     If you have any questions or comments concerning the enclosures, kindly contact the undersigned at (609) 750-7640 or Richard S. Mattessich of this office at (609) 750-7636.

                                                     Sincerely,


                                                     /s/ Tod K. Reichert



TKR/tmv
Enclosures

cc:    Nancy C. Broadbent
         Chief Financial Officer
         CollaGenex Pharmaceuticals, Inc.

    As Filed with the Securities and Exchange Commission on January 28, 2003
                                                     Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                       -----------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        CollaGenex Pharmaceuticals, Inc.
         ---------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                    52-1758016
----------------------------------------     ----------------------------------
     (State or Other Jurisdiction                       (I.R.S. Employer
   of Incorporation or Organization)                 Identification Number)

                               41 University Drive
                           Newtown, Pennsylvania 18940
                                 (215) 579-7388
     ----------------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                            Brian M. Gallagher, Ph.D.
     ----------------------------------------------------------------------
                      President and Chief Executive Officer
                        CollaGenex Pharmaceuticals, Inc.
                               41 University Drive
                           Newtown, Pennsylvania 18940
                                 (215) 579-7388
     ----------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ----------------------
                                    Copy to:

                           Richard S. Mattessich, Esq.
                              Tod K. Reichert, Esq.
                                Hale and Dorr LLP
                              650 College Road East
                           Princeton, New Jersey 08540
                                 (609) 750-7600

                            ------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                             -----------------------


         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

------------------------------------------------------------------------------
                       CALCULATION OF REGISTRATION FEE
==============================================================================
                      Proposed      Proposed
                        Amount       Maximum          Maximum        Amount Of
Title of Shares         To Be    Aggregate Price     Aggregate     Registration
To Be Registered     Registered    Per Share(1)    Offering Price      Fee
------------------- -----------  ---------------- --------------- -------------

Common Stock,
  $.01 par value...    87,636         $9.93         $870,225.48      $80.06

=================== =========== ================= =============== =============

-----------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the high and low price per share of the Registrant's common stock as reported on the Nasdaq National Market on January 27, 2003.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS (Not Complete)
Dated:  January 28, 2003

                                  87,636 Shares

                        COLLAGENEX PHARMACEUTICALS, INC.

                                  Common Stock

         This prospectus relates to the public resale, from time to time, of an aggregate of 87,636 shares of our common stock, $.01 par value, by certain stockholders identified below in the section entitled "Selling Shareholders."

         We will not receive any of the proceeds from the sale by the selling shareholders of the shares covered by this prospectus.

         Our common stock is traded on the Nasdaq National Market under the symbol "CGPI." On January 27, 2003, the closing sale price of our common stock on the Nasdaq National Market was $9.90 per share.

          Investing in our common stock involves a high degree of risk.
                     See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 28, 2003.

*******************************************************************************
The information in this Prosepectus is not complete and may be changed. The Selling Shareholders may not sell their securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
*******************************************************************************

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
CollaGenex Pharmaceuticals, Inc..........................................    2

Risk Factors.............................................................    3

 If Periostat is Not Adopted Routinely by Dental Professionals or if
    Managed Care Providers Do Not Continue to Reimburse Patients, Our
    Sales Growth Will Suffer.............................................    3

 We Rely on Periostat for Most of Our Revenue............................    3

 We May Not be Able to Maintain Profitability............................    3

 We Have a Limited Marketing and Sales History and May Not be Able to
    Successfully Market Our Product Candidates...........................    4

 Our Competitive Position in the Marketplace Depends on Enforcing and
    Successfully Defending Our Intellectual Property Rights..............    4

 If We Lose Our Sole Supplier of Doxycycline or Our Current Manufacturer
    of Periostat, Our Commercialization of Periostat Will be Interrupted
    or Less Profitable...................................................    5

 Our Products are Subject to Extensive Regulation by the FDA.............    6

 If Our Products Cause Injuries, We May Incur Significant Expense and
  Liability..............................................................    6

 If We Need Additional Financing, and Financing is Unavailable, Our
    Ability to Develop and Commercialize Products and Our Operations
    Will be Adversely Affected...........................................    7

 Because Our Executive Officers, Directors and Affiliated Entities
    Own Approximately 32.6% of Our Capital Stock, They Could Control Our Actions in a Manner That Conflicts With Our Interests and the
    Interests of Our Other Stockholders..................................    7

 We Expect to Sell Shares of Our Common Stock in the Future,
    Including Shares Issued Under Our Equity Line with Kingsbridge
    Capital Limited and these Sales Will Dilute the Interests of
    Security Holders and Depress the Price of Our Common Stock...........    8

 Our Stock Price is Highly Volatile and, Therefore, the Value of
    Your Investment May Fluctuate Significantly..........................    8

Special Note Regarding Forward-Looking Information.......................    9

Use of Proceeds..........................................................    10

Selling Shareholders.....................................................    10

Plan of Distribution.....................................................    13

Legal Matters............................................................    14

Experts..................................................................    14

Information Incorporated by Reference....................................    14

Where You Can Find More Information......................................    16

Indemnification of Directors and Officers................................    17

                        COLLAGENEX PHARMACEUTICALS, INC.

     CollaGenex Pharmaceuticals, Inc. and subsidiaries is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. Our first product, Periostat, is an orally administered, prescription pharmaceutical product that was approved by the United States Food and Drug Administration in September 1998 and is the first and only pharmaceutical to treat adult periodontitis by inhibiting the enzymes that destroy periodontal support tissues. We are marketing Periostat to the dental community through our own professional dental pharmaceutical sales force of approximately 120 sales representatives and managers. Pursuant to an exclusive License and Marketing Agreement with Atrix Laboratories, Inc., we began, in October 2001, to actively market Atrix's proprietary dental products, Atridox(R), Atrisorb FreeFlow(R) and Atrisorb-D(R), to the United States dental market. In May 2002, we executed a sublicense agreement with Altana Inc. to, among other things, market and distribute, in the United States and Puerto Rico, Pandel(R), a topical corticosteroid product developed by Altana Inc. and indicated for dermatologic use. We distribute Periostat and Pandel through drug wholesalers and large retail chains in the United States. Periostat is also sold through wholesalers in the United Kingdom. The Atrix dental products are distributed through a specialty distributor who sells these products directly to dental practitioners in the United States. Our sales force also co-promotes Vioxx(R), a prescription non-steroidal, anti-inflammatory drug developed by Merck & Co., Inc., in the United States, and, effective October 1, 2002, began co-promoting Denavir(R), a topically applied prescription medication for the treatment of recurrent cold sores in adults, for Novartis Consumer Health, Inc.

     We are a Delaware corporation. We were incorporated and began operations in 1992 under the name CollaGenex, Inc. and changed our name to CollaGenex Pharmaceuticals, Inc. in April 1996. Our principal executive offices are located at 41 University Drive, Newtown, Pennsylvania 18940, and our telephone number is
(215) 579-7388.

     In this prospectus, the terms "CollaGenex," "we," "us" and "our" includes CollaGenex Pharmaceuticals, Inc. and its subsidiaries.

     Periostat(R), Metastat(R), Dermostat(R), Nephrostat(R), Osteostat(R), Arthrostat(R), Rheumastat(R), Corneostat(R), Gingistat(R), IMPACS(R), PS20(TM), The Whole Mouth Treatment(R), Restoraderm(TM) and Dentaplex(R) are United States trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R), Xerostat(R) and IMPACS(TM) are European Community trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R), Xerostat(R), IMPACS(R), Dentaplex(R), Restoraderm(R), Dermastat(R) , Periocycline(R), Periostatus(R) and Periostan(R) are United Kingdom trademarks of our wholly-owned subsidiary, CollaGenex International Limited. CollaGenex(R), PS20(R), "C" Logo(R) and The Whole Mouth Treatment(R) are European Community and United Kingdom trademarks of CollaGenex International Limited. Periocycline(TM) and Periostan(TM) are European Community Trademarks of CollaGenex International Limited. All other trade names, trademarks or service marks appearing in this prospectus are the property of their respective owners and are not property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are all of the material risks of which we are aware. If any of the following risks actually occur, our business, financial condition, results of operations or liquidity would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

     IF PERIOSTAT IS NOT ADOPTED ROUTINELY BY DENTAL PROFESSIONALS OR IF MANAGED CARE PROVIDERS DO NOT CONTINUE TO REIMBURSE PATIENTS, OUR SALES GROWTH WILL SUFFER.

     Our growth and success depends in large part on our ability to continue to demonstrate the safety and effectiveness of Periostat for the treatment of gum disease to dental practitioners. Periostat is the first long-term medical therapy for any dental disease and dentists are not accustomed to prescribing drugs for a minimum 90-day duration. Periostat works by suppressing certain enzymes involved in the periodontal disease process, which is a new concept for many dentists who believe that removing bacterial plaque is the only way to treat this disease. Accordingly, our sales efforts are largely focused on educating dental professionals about an entirely new approach to treating periodontitis. Although over 35,000 dentists in the United States have written at least one prescription for Periostat, a number of dentists have not adopted Periostat routinely into their treatment of adult periodontitis. Other dentists have prescribed Periostat for only a subset of their eligible patients, typically their most advanced or refractory cases. If we are unable to initiate and/or expand usage of Periostat by dentists, our sales growth will suffer.

     Approximately 65% of the large managed care providers in the United States (defined as those that cover 100,000 or more lives) reimburse their patients for Periostat, typically requiring a modest co-payment. Our goal is to achieve reimbursement from approximately 75% of the large managed care providers, since the remainder have policies that do not reimburse for drugs to treat dental conditions. Patients who are not reimbursed by managed care providers may choose not to accept Periostat as a treatment.

     WE RELY ON PERIOSTAT FOR MOST OF OUR REVENUE.

     During 1999, 2000, 2001 and the nine months ended September 30, 2002, Periostat accounted for approximately 95%, 84%, 87% and 82% of our total net revenues, respectively. Although we currently derive additional revenue from marketing and/or selling other products (Vioxx, Atridox, Atrisorb FreeFlow, Atrisorb-D, Pandel and Denavir) and from licensing fees from foreign marketing partners, our revenue and profitability in the near future will depend on our ability to successfully market and sell Periostat.

     WE MAY NOT BE ABLE TO MAINTAIN PROFITABILITY.

     From our founding in 1992 through the commercial launch of Periostat in November, 1998, we had no revenue from sales of our own products. During the year ended December 31, 2000, we experienced a net loss of approximately $8.8 million. During the year ended December 31, 2001, we experienced a net loss of approximately $8.1 million. During the nine months ended September 30, 2002, we experienced a net loss of approximately $186,000. From inception through September 30, 2002, we have experienced an aggregate net loss of $69.7 million. Our historical losses have resulted primarily from the expenses associated with our pharmaceutical development program, clinical trials, the regulatory approval process associated with Periostat and sales and marketing activities relating to Periostat. Although we achieved net income of $756,000 for the three months ended September 30, 2002, because we expect to incur significant future expenses, particularly with respect to the sales and marketing of Periostat, we cannot be certain that we will be profitable in the future, if at all.

     WE HAVE A LIMITED MARKETING AND SALES HISTORY AND MAY NOT BE ABLE TO SUCCESSFULLY MARKET OUR PRODUCT CANDIDATES.

     We have a limited history of marketing, distributing and selling pharmaceutical products in the dental and dermatology markets. In January 1999, we first trained a sales force of sales representatives and managers and began to promote Periostat to the dental community. We currently market and sell our products and the products for which we have licensing or co-promotion rights through this direct sales force in the United States. Furthermore, we have entered into agreements to market Periostat, upon receipt of the necessary foreign regulatory approvals, in certain countries in Europe, Israel, Japan, Canada and the Middle East, and we continue to evaluate partnering arrangements in other countries outside the United States. If we are unable to continue to recruit, train and retain sales and marketing personnel, we will be unable to successfully expand our sales and marketing efforts. Furthermore, if our foreign partners do not devote sufficient resources to perform their contractual obligations with us, we may not achieve our foreign sales goals. Pursuant to an exclusive Licensing and Marketing Agreement with Atrix Laboratories, Inc., we began marketing Atrix's proprietary dental products, Atridox, Atrisorb FreeFlow and Atrisorb-D, to the United States dental market in October 2001. In May 2002, we entered into a sublicense agreement with Altana Inc. to, among other things, market and distribute Pandel in the United States and Puerto Rico. Our sales force also co-promotes Vioxx, a prescription non-steroidal, anti-inflammatory drug developed by Merck & Co., Inc., in the United States, and, effective October 1, 2002, began co-promoting Denavir, a topically applied prescription medication for the treatment of recurrent cold sores in adults, for Novartis Consumer Health, Inc. It is too early to determine whether there will be sufficient or continued acceptance of these products to achieve or maintain profitability.

     OUR COMPETITIVE POSITION IN THE MARKETPLACE DEPENDS ON ENFORCING AND SUCCESSFULLY DEFENDING OUR INTELLECTUAL PROPERTY RIGHTS.

     In order to be competitive in the pharmaceutical industry, it is important to establish, enforce, and successfully defend patent and trade secret protection for our established and new technologies. We must also avoid liability from infringing the proprietary rights of others.

     Our core technology is licensed from The Research Foundation of the State University of New York ("SUNY"), and other academic and research institutions collaborating with SUNY. Under the license agreement with SUNY (the "SUNY License") we have an exclusive worldwide license to SUNY's rights in certain patents and patent applications to make and sell products employing tetracyclines to treat certain disease conditions. The SUNY License imposes various payment and reporting obligations on us and our failure to comply with these requirements permits SUNY to terminate the SUNY License. If the SUNY License is terminated, we would lose our right to exclude competitors from commercializing similar products, and we could be excluded from marketing the same products if SUNY licensed the underlying technology to a competitor after terminating the SUNY License.

     SUNY owns thirty-one (31) United States patents and six (6) United States patent applications that are licensed to us. The patents licensed from SUNY expire between 2004 and 2018. Two of the patents are related to Periostat and expire in 2004 and 2007. Technology covered by these patents becomes available to competitors as the patents expire.

     Since many of our patent rights cover new treatments using tetracyclines, which are generally available for their known use as antibiotics, we may be required to bring expensive infringement actions to enforce our patents and protect our technology. Although federal law prohibits making and selling pharmaceuticals for infringing use, competitors and/or practitioners may provide generic forms of tetracycline for treatment(s) which infringe our patents, rather than prescribe our Periostat product. Enforcement of patents can be expensive and time consuming.

     Our success also depends upon know-how, trade secrets, and the skills, knowledge and experience of our scientific and technical personnel. To that end, we require all of our employees and, to the extent possible, all consultants, advisors and research collaborators, to enter into confidentiality agreements prohibiting unauthorized disclosure. With respect to information and chemical compounds we provide for testing to collaborators in academic institutions, we cannot guarantee that the institutions will not assert property rights in the results of such tests nor that a license can be reasonably obtained from such institutions which assert such rights. Failure to obtain the benefit of such testing could adversely affect our commercial position and, consequently, our financial condition.

     IF WE LOSE OUR SOLE SUPPLIER OF DOXYCYCLINE OR OUR CURRENT MANUFACTURER OF PERIOSTAT, OUR COMMERCIALIZATION OF PERIOSTAT WILL BE INTERRUPTED OR LESS PROFITABLE.

     We rely on a single supplier, Hovione International Limited ("Hovione"), for doxycycline, the active ingredient in Periostat. There are relatively few alternative suppliers of doxycycline and Hovione produces the majority of the doxycycline used in the United States. Our current supply agreement with Hovione expires on May 14, 2006 and thereafter automatically renews for successive two-year periods unless, ninety (90) days prior to the expiration of any such periods, either party gives the other party written notice of termination. In addition, in the event of a default, uncured for ninety (90) days, the non-defaulting party can terminate the supply agreement effective immediately at the end of such 90-day period. We rely on Hovione as our sole supplier of doxycycline and have no back-up supplier at this time. If we are unable to procure a commercial quantity of doxycycline from Hovione on an ongoing basis at a competitive price, or if we cannot find a replacement supplier in a timely manner or with favorable pricing terms, our costs may increase significantly and we may experience delays in the supply of Periostat.

     We historically relied on a single third-party contract manufacturer, Applied Analytical Industries, Inc., ("AAI") to produce Periostat in a capsule formulation. In an effort to capitalize on certain manufacturing cost advantages, in July 2001, we launched our new tablet formulation of Periostat which has now replaced our capsule formulation of Periostat. We have entered into an agreement with a contract manufacturer, Pharmaceutical Manufacturing Research Services,

Inc. ("PMRS"), for such tablet formulation for Periostat, and we are, therefore, no longer dependent upon, nor do we utilize, AAI. We believe that the change to a tablet formulation will positively impact our results of operations by improving our gross margin on Periostat sales from approximately 79% to approximately 88% of Periostat net sales. We have fulfilled our initial purchase orders with PMRS and expect to make certain future purchases from PMRS. Our current arrangement with PMRS has been extended until the earlier of March 30, 2007 or until a generic 20 mg doxcycline tablet is available on the market. Currently, PMRS is the sole third-party contract manufacturer to supply a tablet formulation of Periostat to us. Any inability of PMRS to produce and supply product on agreed upon terms could result in delays in the supply of Periostat. We also intend to contract with additional manufacturers for the commercial manufacture of Periostat tablets. We believe, however, that it could take up to one (1) year to successfully transition from PMRS to a new manufacturer.

     OUR PRODUCTS ARE SUBJECT TO EXTENSIVE REGULATION BY THE FDA.

     Drugs and medical devices generally require approval or clearance from the FDA before they can be marketed in the United States. Periostat, Vioxx, and Atridox have been approved by the FDA as drugs. Atrisorb FreeFlow and Atrisorb-D have been cleared by the FDA as medical devices. Our drug products under development, however, will have to be approved by the FDA before they can be marketed in the United States. If the FDA does not approve our products in a timely fashion, or does not approve them at all, our financial condition may be adversely affected.

     In addition, drug and medical device products remain subject to comprehensive regulation by the FDA while they are being marketed. The drug and medical device regulatory schemes differ in detail, but they are essentially similar. The FDA regulates, for example, the safety, manufacturing, labeling, and promotion of both drug and medical device products. Although Dentaplex, a dietary supplement, did not require FDA approval prior to marketing, it is also subject to regulation while it is being marketed. If we or our partners who manufacture our products fail to comply with regulatory requirements, various adverse consequences can result, including recalls, civil penalties, withdrawal of the product from the market and/or the imposition of civil or criminal sanctions.

     We are, and will increasingly be, subject to a variety of foreign regulatory regimes governing clinical trials and sales of our products. Other than Periostat, which has been approved by the Medicines Control Agency for marketing in the United Kingdom and approved for marketing in Austria, Finland, Ireland, Israel, Italy, Luxembourg, the Netherlands and Portugal, our products in development have not been approved in any foreign country. Whether or not FDA approval has been obtained, approval of drug products by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of those products in those countries. The approval process varies from country to country and other countries may also impose post-approval requirements. Other countries may also impose regulatory requirements on dietary supplements.

     IF OUR PRODUCTS CAUSE INJURIES, WE MAY INCUR SIGNIFICANT EXPENSE AND LIABILITY.

     Our business may be adversely affected by potential product liability risks inherent in the testing, manufacturing and marketing of Periostat and other products developed by or for us or for which we have licensing or co-promotion rights. We have $10.0 million in product liability insurance for Periostat. This level of insurance may not adequately protect us against product liability claims. Insufficient insurance coverage or the failure to obtain indemnification from third parties for their respective liabilities may expose us to product liability claims and/or recalls and could cause our business, financial condition and results of operations to decline.

     IF WE NEED ADDITIONAL FINANCING, AND FINANCING IS UNAVAILABLE, OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS AND OUR OPERATIONS WILL BE ADVERSELY AFFECTED.

     We have historically financed our operations through public and private equity financings, and recently, from operations. Our capital requirements depend on numerous factors, including our ability to successfully commercialize Periostat, competing technological and market developments, our ability to enter into collaborative arrangements for the development, regulatory approval and commercialization of other products, and the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights. We anticipate that we may be required to raise additional capital in order to conduct our operations. Additional funding, if necessary, may not be available on favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets. At September 30, 2002 we had cash, cash equivalents and short-term investments of approximately $5.1 million. In March 2001, we raised approximately $6.8 million, net of offering costs, through the sale of our common stock and warrants to purchase shares of our common stock. In August 2001, we raised approximately $3.0 million through the sale of unregistered shares of our common stock to Atrix Laboratories, Inc. in connection with our entering into certain licensing arrangements with Atrix. We anticipate that our existing cash and cash equivalents, internally generated funds from operations and the anticipated cash inflows from both our equity line of credit with Kingsbridge and our revolving credit facility with Silicon Valley Bank will be sufficient to support our operations through at least the end of 2003. Our actual future cash requirements, however, will depend on many factors, including market acceptance of our products and technology.

     BECAUSE OUR EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATED ENTITIES OWN APPROXIMATELY 32.6% OF OUR CAPITAL STOCK, THEY COULD CONTROL OUR ACTIONS IN A MANNER THAT CONFLICTS WITH OUR INTERESTS AND THE INTERESTS OF OUR OTHER STOCKHOLDERS.

     Currently, our executive officers, directors and affiliated entities together beneficially own approximately 32.6% of the outstanding shares of our common stock or equity securities convertible into common stock. As a result, these stockholders, acting together, or in the case of our preferred stockholders, in certain instances, as a class, will be able to exercise control over corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may have the effect of delaying or preventing a change in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

     WE EXPECT TO SELL SHARES OF OUR COMMON STOCK IN THE FUTURE, INCLUDING SHARES ISSUED UNDER OUR EQUITY LINE WITH KINGSBRIDGE CAPITAL LIMITED AND THESE SALES WILL DILUTE THE INTERESTS OF SECURITY HOLDERS AND DEPRESS THE PRICE OF OUR COMMON STOCK.

     As of November 30, 2002, there were 11,373,129 shares of our common stock outstanding, options to purchase approximately 2,895,934 shares of our common stock outstanding, and there were outstanding warrants to purchase approximately 546,573 shares of our common stock outstanding (not including the warrants issued to Kingsbridge described below). There are also 773,358 shares of common stock which are issuable under the equity line with Kingsbridge and 40,000 shares issuable under the warrants which we granted to Kingsbridge in connection with the equity line arrangement. We previously issued 151,522 shares of common stock in connection with our equity line arrangement with Kingsbridge. We may also issue additional shares in acquisitions, financings, upon conversion of our issued and outstanding preferred stock or in connection with the grant of additional stock options to our employees, officers, directors or consultants under our stock option plans.

     The issuance or even the potential issuance of shares under the equity line, in connection with any other additional financing, and upon exercise of warrants, options or rights will have a dilutive impact on other stockholders and could have a negative effect on the market price of our common stock. In addition, if we draw down under the equity line, we will issue shares to Kingsbridge at a discount to the daily volume weighted average prices of our common stock. This will further dilute the interests of the other stockholders.

     If we draw down on the equity line when share prices are decreasing, we will need to issue more shares, which will lead to dilution and potentially further price decrease.

     As we sell shares of our common stock to Kingsbridge under the equity line and then Kingsbridge sells the common stock to third parties, our common stock price may decrease due to the additional shares in the market. If we decide to draw down on the equity line as the price of our common stock decreases, we will need to issue more shares of our common stock for any given dollar amount that Kingsbridge invests, subject to the minimum selling price we specify. The perceived risk of dilution from sales of stock to Kingsbridge may cause holders of our common stock to sell their shares, or it may encourage short sales. This could contribute to a decline in our share price. Kingsbridge has covenanted in the equity line arrangement that neither Kingsbridge nor any of its affiliates nor any entity managed by Kingsbridge will ever be in a net short position with respect to shares of our common stock in any accounts directly or indirectly managed by any such person or entity. The more shares that we issue under the equity line of credit, the more diluted our shares will be and the more our stock price may decrease. This may encourage short sales, which could place further downward pressure on the price of our common stock.

     OUR STOCK PRICE IS HIGHLY VOLATILE AND, THEREFORE, THE VALUE OF YOUR INVESTMENT MAY FLUCTUATE SIGNIFICANTLY.

     The market price of our common stock has fluctuated and may continue to fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations which may continue indefinitely.

     The following table sets forth the high and low closing market price for our common stock for each of the quarters in the period beginning January 1, 2000 through December 31, 2002 as reported on the Nasdaq National Market:


             Quarter Ended                High             Low
             -------------                ----             ---
 March 31, 2000.....................     $27.13           $12.63
 June 30, 2000......................     $15.50            $8.25
 September 30, 2000.................      $9.88            $8.06
 December 31, 2000..................      $7.88            $3.13
 March 31, 2001.....................      $6.00            $4.47
 June 30, 2001......................      $8.80            $5.06
 September 30, 2001.................     $10.00            $7.25
 December 31, 2001..................      $9.50            $7.50
 March 31, 2002.....................     $12.00            $7.72
 June 30, 2002......................     $11.65            $5.75
 September 30, 2002.................      $7.34            $4.70
 December 31, 2002..................      $9.93            $4.05

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus and the documents incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements. For example, the words "may," "will," "continue," "believes," "expects," "anticipates," "intends," "estimates," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause CollaGenex's results to differ materially from those indicated by such forward-looking statements. These factors include those set forth in the section entitled "Risk Factors." In particular, CollaGenex's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of CollaGenex's sales and marketing plans for Periostat and other products that we market, risks inherent in research and development activities, risks associated with enforcement of our intellectual property rights, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development. CollaGenex's success depends to a large degree upon the market acceptance of Periostat by periodontists, dental practitioners, other health care providers, patients and insurance companies. There can be no assurance that CollaGenex's product candidates (other than the FDA's approval of Periostat for marketing in the United States, the United Kingdom Medicines Control Agency's approval of Periostat for marketing in the United Kingdom and Periostat's marketing approval in Austria, Finland, Ireland, Israel, Italy, Luxemborg, the Netherlands and Portugal) will be approved by any regulatory authority for marketing in any jurisdiction or, if approved, that any such products will be successfully commercialized by
CollaGenex. In addition, there can be no assurance that CollaGenex will successfully commercialize Vioxx, Denavir, Pandel, Atridox, Atrisorb-FreeFlow and Atrisorb-D. As a result of such risks and others expressed from time to time in CollaGenex's filings with the Securities and Exchange Commission, CollaGenex's actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares offered by the selling shareholders set forth in this prospectus.

                              SELLING SHAREHOLDERS

     The individuals and entities listed below received shares of preferred stock in connection with the execution of a stock purchase agreement with us dated March 19, 1999. The preferred stock is by its terms convertible, in certain circumstances, into shares of our common stock. Holders of the preferred stock were entitled to certain dividend payments to be made in shares of our common stock through May 11, 2002. Thereafter, and beginning on May 12, 2002, we began paying such dividends in cash at a rate of 8.0% per annum. Under the terms of the stock purchase agreement, all such common stock dividend payments issued to the selling shareholders are to be registered with the Securities and Exchange Commission. The registration of shares of common stock paid as dividends to the selling shareholders for the period January 1, 2002 through May 11, 2002 is included herein.

     The following table sets forth as of November 30, 2002 certain information with respect to the selling shareholders. CollaGenex cannot assure that any of the selling shareholders will offer for sale or sell any or all of the shares offered by them pursuant to this prospectus.

                            Beneficial Ownership   Number of
                                     of             Shares      Beneficial
         Name of             Selling Shareholders   Offered  Ownership of Shares
  Selling Shareholders       Prior to Offering(1)  Hereby(2)   After Offering(2)
--------------------------   -------------------   ---------  -----------------
                                 Number      Percent            Number   Percent
                                 ------      -------            ------   -------
OCM Principal Opportunities
  Fund, L.P.................... 2,220,823(3) 16.9(3)  77,556   2,143,267  16.3

Richard A. Horstmann...........  137,168(4)   1.2(4)   4,382    132,786   1.2

Marquette Venture Partners II,
  L.P.......................... 1,024,215(5)  8.9(5)   4,260  1,019,955   8.9

MVP II Affiliates Fund, L.P....    3,816(5)    *(5)      122      3,694    *

Robert J. Easton...............    76,075(6)    *(6)     877     75,198    *

Pebblebrook Partners Ltd.......    13,719(7)    *(7)     439     13,280    *

--------
*        Less than one percent

(1) Applicable percentage of ownership is based on 11,373,129 shares of common stock outstanding as of November 30, 2002 plus any common stock equivalents or convertible securities held, shares beneficially owned by each such holder and shares of common stock issued by CollaGenex in payment of dividends on the preferred stock.

(2) Assumes that all shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each selling shareholder will own upon completion of this offering.

(3) Stephen A. Kaplan, a member of our Board of Directors, is a Principal of Oaktree Capital Management, LLC, which is the general partner of OCM Principal Opportunities Fund, L.P. ("OCM"). Includes 1,789,090 shares of common stock issuable upon the conversion of 177,000 shares of preferred stock held by OCM and 431,733 shares of common stock held by OCM, including the dividends issued in connection herewith. Each of Mr. Kaplan and Oaktree Capital Management, LLC expressly disclaims beneficial ownership of such shares, except to the extent of any indirect pecuniary interest therein.

(4) Includes 101,079 shares of common stock issuable upon the conversion of 10,000 shares of preferred stock held by Mr. Horstmann and 36,089 shares of common stock held by Mr. Horstmann, including the dividends issued in connection herewith.

(5)  James E.  Daverman,  a  member  of  CollaGenex's  Board  of  Directors,  is
     President of Marquette Management Partners, LLC, the general partner of Marquette Venture Partners, L.P. and a general partner of MG II, L.P., the general partner of Marquette Venture Partners II, L.P. ("Marquette") and MVP II Affiliates Fund, L.P. ("MVP II") and, as such, has the power to vote or direct the vote of and to dispose of or direct the disposition of the shares owned by Marquette (which includes 98,269 shares of common stock issuable upon the conversion of 9,722 shares of preferred stock held by Marquette and 925,946 shares of common stock held by Marquette, including the dividends issued in connection herewith) and MVP II (which includes 2,810 shares of common stock issuable upon the conversion of 278 shares of preferred stock held by MVP II and 1,006 shares of common stock held by MVP II, including the dividends issued in connection herewith). Mr. Daverman expressly disclaims beneficial ownership of such shares, except as to his proportionate interest in each of Marquette and MVP II.

(6) Mr. Easton is a member of CollaGenex's Board of Directors. Includes 25,000 shares of common stock underlying options which are exercisable as of November 30, 2002 or 60 days after such date. Also includes 20,216 shares of common stock issuable upon the conversion of 2,000 shares preferred stock held by Mr. Easton, 26,409 shares of common stock held by Mr. Easton, including the dividends issued in connection herewith and 4,450 shares of common stock held as trustee for the Rachel Easton Charitable Trust.

(7) Includes 10,108 shares of common stock issuable upon the conversion of 1,000 shares of preferred stock held by Pebblebrook Partners Ltd. and 3,611 shares of common stock held by Pebblebrook Partners Ltd., including the dividends issued in connection herewith.

     All offering expenses are being paid by CollaGenex except the fees and expenses of any counsel and other advisors that the Selling Shareholders may employ to represent them in connection with the offering and all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                              PLAN OF DISTRIBUTION

     The selling shareholders have not advised CollaGenex of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time by the selling shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest. Such sales may be made in any of the following manners:

          - On the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

          -    In public or privately negotiated transactions;

          -    In transactions involving principals or brokers;

          -    In a combination of such methods of sale; or

          -    Any other lawful methods.

     Although sales of the shares are, in general, expected to be made at market prices prevailing at the time of sale, the shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

     In offering the shares covered by this prospectus, each of the selling shareholders and any broker-dealers who sell the shares for the selling shareholders may be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any profits realized by such selling shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

     Each of the selling shareholders is acting independently of CollaGenex in making decisions with respect to the timing, manner and size of each sale of shares. CollaGenex has not been advised of any definitive selling arrangement at the date of this prospectus between any selling shareholder and any broker-dealer or agent.

     To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the shares by the selling shareholders, will be set forth in a prospectus supplement.

     The expenses of preparing and filing this prospectus and the related registration statement with the Securities and Exchange Commission will be paid entirely by CollaGenex. Shares of common stock covered by this prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus. The selling shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 thereunder.

     Neither CollaGenex nor the selling shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders on account of their sales of the shares from time to time.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for CollaGenex by Hale and Dorr LLP, Princeton, New Jersey.

                                     EXPERTS

     The consolidated financial statements and schedule of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to the Company's adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.

                     INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows CollaGenex to "incorporate by reference" the information CollaGenex files with the Securities and Exchange Commission, which means that CollaGenex can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that CollaGenex files later with the Securities and Exchange Commission will automatically update and supersede this information. CollaGenex incorporates by reference the documents listed below and any future filings made by CollaGenex with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, until the filing of a post-effective amendment to this prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

               - CollaGenex's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission on April 1, 2002 to disclose information regarding the financial position, results of operations and cash flows of CollaGenex and its subsidiaries;

               - CollaGenex's Annual Report on Form 10-K for the fiscal year ended December

                    31, 2000, as amended, filed with the Securities and Exchange Commission on January 2, 2002, to disclose information regarding the financial position, results of operations and cash flows of CollaGenex and its subsidiaries;

               -    CollaGenex's  Definitive  Proxy  Materials for the Company's
                    2002  Annual  Meeting  of   Stockholders,   filed  with  the
                    Securities and Exchange Commission on April 15, 2002;

               - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2002;

               - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2002;

               - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2002

               - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2002

               - CollaGenex's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2002

               - CollaGenex's Quarterly Report on Form 10-Q/A, as amended, for the quarter ended September 30, 2001 filed with the Securities and Exchange Commission on February 14, 2002, to disclose information regarding the financial position, results of operations and cash flows of CollaGenex and its subsidiaries;

               - CollaGenex's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed with the Securities and Exchange Commission on May 15, 2002, to disclose information regarding the financial position results of operations and cash flows of CollaGenex and its subsidiaries;

               - CollaGenex's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed with the Securities and Exchange Commission on August 14, 2002, to disclose information regarding the financial position, results of operations and cash flows of CollaGenex and its subsidiaries;

               - CollaGenex's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the Securities and Exchange Commission on November 14, 2002, to disclose information regarding the financial position, results of operations and cash flows of CollaGenex and its subsidiaries; and

               - The description of CollaGenex's common stock, $.01 par value, which is contained in CollaGenex's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act of 1934, as amended, in the form declared effective by the Securities and Exchange Commission on June 20, 1996, including any subsequent amendments or reports filed for the purpose of updating such description.

     CollaGenex will provide to any person, including any beneficial owner of its securities, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such requests at no cost to you by writing or telephoning CollaGenex at the following address or number:

                           CollaGenex Pharmaceuticals, Inc.
                           41 University Drive
                           Newtown, Pennsylvania 18940
                           Attention:  Chief Financial Officer
                           Telephone:  (215) 579-7388

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. CollaGenex has not authorized anyone else to provide you with different information. CollaGenex is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     CollaGenex files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. CollaGenex's Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at
http://www.sec.gov. You may also read and copy, at prescribed rates, any document CollaGenex files with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information regarding the operation of the Securities and Exchange Commission's Public Reference Room.

     CollaGenex has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the shares offered hereby. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to CollaGenex and the shares, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the Securities and Exchange Commission. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article V of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

     CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

     CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to amend such provisions.

         CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other expenses of issuance and distribution.

     SEC registration fee                                  $         80.06
     Counsel fees and expenses*..................          $     15,000.00
     Accounting fees and expenses*...............          $      5,000.00
                                                           ---------------
          Total*.................................          $     20,080.06
                                                           ===============
     --------
*    Estimated

     All expenses of issuance and distribution listed above will be borne by CollaGenex. The costs of fees and expenses of legal counsel and other advisors, if any, that the selling shareholders employ in connection with the offering will be borne by the selling shareholders.

Item 15.  Indemnification of Directors and Officers.

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article V of CollaGenex's By-laws specifies that CollaGenex shall indemnify its directors, officers, employees and agents because he or she was or is a director, officer, employee or agent of CollaGenex or was or is serving at the request of CollaGenex as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between CollaGenex and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to adopt, amend or repeal such provision of the By-laws.

     CollaGenex has executed indemnification agreements with each of its officers and directors pursuant to which CollaGenex has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of CollaGenex.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

     CollaGenex's Amended and Restated Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of CollaGenex, and, in certain circumstances, 66 2/3% of the voting power of all outstanding shares of the Series D cumulative convertible preferred stock of CollaGenex, is required to amend such provisions.

     CollaGenex has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of CollaGenex (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 16. Exhibits.

Exhibit No.                Description of Exhibit
----------                 ------------------------

     5 Opinion of Hale and Dorr LLP as to legality of the shares of common stock.

   23.1       Consent of KPMG LLP.

   23.2 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5 to the Registration Statement).

    24 Powers of Attorney of certain officers and directors of CollaGenex (contained on the signature page of this Registration Statement).

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newtown, State of Pennsylvania on this 28th day of January, 2003.


                                COLLAGENEX PHARMACEUTICALS, INC.




                                By: /s/ Brian M. Gallagher, Ph.D.
                                    ----------------------------------------
                                    Brian M. Gallagher, Ph.D.
                                    President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian M. Gallagher, Ph.D. and Nancy C. Broadbent, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                           Title                    Date
------------------------------    -------------------------  ------------------


/s/ Brian M. Gallagher, Ph.D.   Chairman of the Board,         January 28, 2003
------------------------------  President, Chief Executive
Brian M. Gallagher, Ph.D.       Officer and Director
                                (Principal Executive Officer)

/s/ Nancy C. Broadbent          Chief Financial Officer,       January 28, 2003
------------------------------  Treasurer and Secretary
Nancy C. Broadbent              (Principal Financial and
                                Accounting Officer)


/s/ Peter Barnett, D.M.D.       Director                       January 28, 2003
------------------------------
Peter Barnett, D.M.D.


/s/ Robert C. Black             Director                       January 24, 2003
------------------------------
Robert C. Black


/s/ James E. Daverman           Director                       January 28, 2003
------------------------------
James E. Daverman

/s/ Robert J. Easton            Director                       January 25, 2003
------------------------------
Robert J. Easton

/s/ Stephen A. Kaplan           Director                       January 28, 2003
-------------------------------
Stephen A. Kaplan

/s/ W. James O'Shea             Director                       January 24, 2003
-------------------------------
W. James O'Shea

                                  EXHIBIT INDEX


Exhibit No.                   Description of Exhibit
-----------                   ----------------------

     5 Opinion of Hale and Dorr LLP as to legality of the shares of common stock.

   23.1       Consent of KPMG LLP.

   23.2 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5 to the Registration Statement).

    24 Powers of Attorney of certain officers and directors CollaGenex (contained on the signature page of this Registration Statement).